NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2018 Financial Results

Company reports GAAP diluted earnings per share of $0.56 for the third quarter 2018;
Declares a quarterly dividend of $0.55 per share payable December 31, 2018: and
Reaffirms full year 2018 guidance.

BUTTE, MT / SIOUX FALLS, SD - October 23, 2018 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended September 30, 2018.  Net income for the period decreased 22.6% to $28.2 million, or $0.56 per diluted share, as compared with net income of $36.4 million, or $0.75 per diluted share, for the same period in 2017. This $8.2 million decrease in net income in 2018 is primarily due to unfavorable weather, reduced recovery of Montana electric supply costs and higher operating expenses.  These unfavorable variances were partially offset by lower interest and income tax expense.

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

“Overall mild weather, a decrease in cost recovery resulting from the expected effect of the Montana Public Service Commission's recent vote in the PCCAM docket and timing of some increased expenses all weighed on the financial results this quarter,” said Bob Rowe, President and Chief Executive Officer. “However, continued cost controls and efficiencies along with respectable customer growth and strong economic indicators in our service territories allow us to remain committed to our guidance range for the year.”

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2018	2017 (2)	2018	2017 (2)
Revenues	$279,874	$309,933	$883,193	$961,104
Cost of sales	72,247	97,507	200,514	301,324
Gross Margin (1)	207,627	212,426	682,679	659,780

Operating, general and administrative expense	73,787	67,670	221,966	218,605
Property and other taxes	42,451	39,111	128,306	118,520
Depreciation and depletion	43,581	41,525	130,877	124,481
Total Operating Expenses	159,819	148,306	481,149	461,606
Operating income	47,808	64,120	201,530	198,174
Interest expense, net	(22,035)	(23,149)	(68,202)	(69,957)
Other income (expense), net	2,051	(1,784)	1,798	(3,376)
Income before income taxes	27,824	39,187	135,126	124,841
Income tax benefit (expense)	358	(2,775)	(4,658)	(10,032)
Net Income	28,182	36,412	130,468	114,809
Basic Shares Outstanding	50,318	48,487	49,871	48,441
Earnings per Share - Basic	$0.56	$0.75	$2.62	$2.37
Diluted Shares Outstanding	50,461	48,551	50,010	48,507
Earnings per Share - Diluted	$0.56	$0.75	$2.61	$2.37

Dividends Declared per Common Share	$0.55	$0.525	$1.65	$1.575
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
(2) We adopted ASU 2017-07 on January 1, 2018. As a result, we recorded the non-service cost component of net periodic benefit cost within other income (expense), net. This standard requires retrospective adoption, which resulted in a $2.6 million and $7.8 million reclassification from operating, general and administrative expense to other income (expense), net for the three and nine months ended September 30, 2017, to conform to current period presentation.

Significant Regulatory Updates

Montana General Electric Rate Case
In September 2018, we filed an electric rate case with the Montana Public Service Commission (MPSC) requesting an annual increase to electric rates of approximately $34.9 million, which represents an approximate 6.6% increase in annual base revenues. Our request is based on a return on equity of 10.65% and an overall rate of return of 7.42% (except for Colstrip Unit 4 which the MPSC previously set for the life of the facility at a 10% return on equity and an 8.25% rate of return), based on approximately $2.35 billion of Montana electric rate base and a capital structure of 51 percent debt and 49 percent equity.

We also requested that approximately $13.8 million of the rate increase be approved on an interim basis effective November 1, 2018. We expect to receive a decision on our interim request by the end of 2018. If the MPSC does not issue an order within nine months of the filing, new rates may be placed into effect on an interim and refundable basis.

Tax Cuts and Jobs Act
In December 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law, which enacts significant changes to U.S. tax and related laws. The primary impact to us is a reduction of the

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

federal corporate income tax rate from 35% to 21% effective January 1, 2018. Dockets were opened in each of our jurisdictions to investigate the customer benefit of this reduction in the federal corporate income tax rate. During the third quarter of 2018, we received approval of settlement agreements in our South Dakota and Nebraska jurisdictions regarding the customer benefit of the TCJA. As a result, in South Dakota we expect to refund $3.0 million to customers by October 31, 2018, and agreed to a two-year rate moratorium, ensuring customer rates remain static until January 1, 2021. These settlements did not have a material effect on the Consolidated Financial Statements.

In Montana, the MPSC held a hearing during the third quarter of 2018, and we expect a decision in the matter by the end of 2018. We have deferred revenue of approximately $13.3 million associated with the impacts of the TCJA in our Montana jurisdiction as of September 30, 2018. For purposes of the Montana filing, we calculated the customer benefit using two alternate methods based on current and historic test periods. The revenue deferral is based upon our 2018 estimated impact of the TCJA of approximately $18 million to $23 million and is offset by a corresponding reduction in income tax expense. Application of the historic method would result in customer refunds that exceed the reduction in our 2018 taxes, which would be an additional reduction in pretax earnings and cash flows ranging from approximately $5 million to $10 million. We cannot predict how the MPSC may calculate the amount of credits due to customers.

Cost Recovery Mechanisms
Montana House Bill 193 / Electric Tracker - In April 2017, the Montana legislature passed HB 193, amending the statute that provided for mandatory recovery of 100% of our prudently incurred electric supply costs. The revised statute gives the MPSC discretion whether to approve an electric supply cost adjustment mechanism. The MPSC initiated a process to develop a replacement electric supply cost adjustment mechanism, and in response, in July 2017, we filed a proposed electric Power Cost and Credit Adjustment Mechanism (PCCAM).

In September 2018, the MPSC held a work session and voted to approve a PCCAM with the following provisions:

•	A baseline of power supply costs, which are consistent with what we proposed;

•	A sharing mechanism that includes a +/- $4.1 million deadband around the baseline, with differences beyond the deadband shared by allocating 90% customers and 10% shareholders; and

•	Retroactive implementation to the effective date of HB 193 (July 1, 2017).

Based on the MPSC's work session, we recorded an estimate of the impact of the MPSC's decision during the third quarter of 2018, which resulted in an approximate $1.8 million net reduction in revenue to be recovered from customers in the Condensed Consolidated Statements of Income. We expect a final order to be issued during the fourth quarter of 2018.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended September 30, 2018 was $207.7 million compared with $212.4 million for the same period in 2017. This $4.7 million decrease was a result of a $3.9 million decrease to items that have an impact on net income and $0.8 million decrease to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income decreased $3.9 million, including:

•
$2.8 million net decrease in electric and natural gas retail volumes due primarily to cooler summer weather in our Montana jurisdiction, partially offset by warmer summer weather in our South Dakota jurisdiction and customer growth;

•	$1.8 million decrease in Montana supply costs recoverable from customers associated with the application of the expected impact of the PCCAM;

•	$0.2 million decrease as a result of a favorable impact in the prior period related to a final order in our Montana natural gas rate case;

•	$0.3 million decrease to other miscellaneous gross margin, partially offset by;

•	$1.2 million increase from higher demand to transmit energy across our transmission lines due to market conditions and pricing.

The PCCAM adjustment includes an approximately $3.3 million increase in revenues for the PCCAM period 2017/2018 offset by an approximately $5.1 million reduction in revenues for the first three months of the 2018/2019 PCCAM period. The favorable impact for the 2017/2018 PCCAM period was primarily driven by higher generation from our hydroelectric facilities. The unfavorable impact in the first three months of the 2018/2019 PCCAM period was due primarily to higher market prices and lower generation from Colstrip Unit 4 due to an intermittent outage.

The change in consolidated gross margin for items that had no impact on net income represented a $0.8 million decrease primarily due to the following:

•	$2.9 million decrease due to the deferral of revenue as a result of the TCJA, offset by a decrease in income tax expense;

•
$1.4 million decrease in revenue due to the increase in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by decreased income tax expense, partially offset by;

•	$3.0 million increase in revenues for property taxes included in trackers, offset by increased property tax expense; and

•	$0.5 million increase in revenues for operating costs included in trackers, offset by increased operating expense.

Consolidated gross margin for the nine months ended September 30, 2018 was $682.7 million compared with $659.8 million for the same period in 2017. This $22.9 million increase was a result of a $32.4 million increase to items that have an impact on net income and $9.5 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended September 30, 2018 were $73.8 million compared with $67.7 million for the same period in 2017. This $6.1 million increase was a result of a $1.2 million increase to items that have an impact on net income and $4.9 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $1.2 million, including:

•	$1.2 million higher line clearance costs, which includes approximately $0.7 million related to trees outside our electric transmission and distribution lines rights of way in 2018;

•	$0.2 million higher maintenance costs at electric generation facilities; and

•	$2.3 million other miscellaneous expense increases, partly offset by;

•	$1.0 million lower distribution system infrastructure project related expenses due to the conclusion of that project in 2017;

•	$1.0 million decrease in employee benefit costs primarily due to lower pension expense; and

•	$0.5 million decreased labor costs due primarily to more time being spent by employees on capital rather than maintenance projects (which are expensed).

The change in consolidated operating, general and administrative expenses for items that are offset in other income (expense) and had no impact on net income represented a $4.9 million increase primarily due to the following:

•	$2.6 million increase related to the regulatory treatment of non-service cost components of pension and post-retirement benefit expense, offset in other income;

•	$1.8 million increase related to the change in value of non-employee directors deferred compensation due to changes in our stock price, offset in other income; and

•	$0.5 million higher operating expenses included in trackers recovered through revenue.

Consolidated operating, general and administrative expenses for the nine months ended September 30, 2018 were $222.0 million compared with $218.6 million for the same period in 2017. This $3.4 million increase was a result of a $4.5 million decrease to items that have an impact on net income and $7.9 million increase to items that are offset in other income (expense) with no impact to net income.

Property and Other Taxes
Property and other taxes were $42.5 million for the three months ended September 30, 2018, as compared with $39.1 million in the same period of 2017. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Property and other taxes were $128.3 million for the nine months ended September 30, 2018, as compared with $118.5 million in the same period of 2017.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Depreciation and Depletion Expense
Depreciation and depletion expense was $43.6 million for the three months ended September 30, 2018, as compared with $41.5 million in the same period of 2017. This increase was primarily due to plant additions.

Depreciation and depletion expense was $130.9 million for the nine months ended September 30, 2018, as compared with $124.5 million in the same period of 2017.

Operating Income
Consolidated operating income for the three months ended September 30, 2018 was $47.8 million as compared with $64.1 million in the same period of 2017. This decrease was primarily due to lower gross margin and higher operating expenses.

Consolidated operating income for the nine months ended September 30, 2018 was $201.5 million as compared with $198.2 million in the same period of 2017.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2018 was $22.0 million, as compared with $23.1 million in the same period of 2017, with a decrease from the refinancing of debt in 2017 partly offset by rising interest rates.

Consolidated interest expense for the nine months ended September 30, 2018 was $68.2 million, as compared with $70.0 million in the same period of 2017.

Other Income and Expense
Consolidated other income was $2.1 million for the three months ended September 30, 2018 as compared to consolidated other expense of $1.8 million during the same period of 2017. This improvement includes a decrease in other pension expense and an increase in the value of deferred shares held in trust for non-employee directors deferred compensation, both of which are offset in operating, general, and administrative expenses with no impact to net income. These improvements were partly offset by lower capitalization of Allowance for Funds Used During Construction.

Consolidated other income for the nine months ended September 30, 2018, was $1.8 million, as compared with consolidated other expense of $3.4 million in the same period of 2017.

Income Tax
Consolidated income tax benefit for the three months ended September 30, 2018 was $0.4 million as compared with $2.8 million expense in the same period of 2017. Our effective tax rate for the three months ended September 30, 2018 was (1.3)% as compared with 7.1% for the same period of 2017. We expect our full year 2018 effective tax rate to range between 0% - 5%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the three and six month periods:

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Income Before Income Taxes	$27.8		$39.2		$135.1		$124.8

Income tax calculated at federal statutory rate	5.8	21.0%	13.7	35.0%	28.4	21.0%	43.7	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.6	2.3%	(0.7)	(1.7)%	2.2	1.6%	(2.0)	(1.6)%
Flow-through repairs deductions	(2.4)	(8.6)%	(7.0)	(17.9)%	(13.1)	(9.7)%	(20.6)	(16.5)%
Production tax credits	(1.6)	(6.0)%	(2.2)	(5.8)%	(8.1)	(6.0)%	(7.5)	(6.0)%
Prior year permanent return to accrual adjustments	(3.0)	(10.7)%	(0.8)	(2.2)%	(3.0)	(2.2)%	(0.8)	(0.7)%
Plant and depreciation of flow-through items	(0.1)	(0.3)%	(0.1)	(0.2)%	(1.6)	(1.2)%	(2.2)	(1.8)%
Shared-based compensation	—	—%	—	—%	0.3	0.2%	(0.4)	(0.3)%
Other, net	0.3	1.0%	(0.1)	(0.1)%	(0.4)	(0.3)%	(0.2)	(0.1)%
Subtotal	(6.2)	(22.3)%	(10.9)	(27.9)%	(23.7)	(17.6)%	(33.7)	(27.0)%

Income Tax Expense	$(0.4)	(1.3)%	$2.8	7.1%	$4.7	3.4%	$10.0	8.0%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended September 30, 2018 was $28.2 million as compared with $36.4 million for the same period in 2017. This decrease was due to lower gross margin as a result of unfavorable weather and the PCCAM adjustment, and increased operating expenses, partly offset by lower interest and income tax expense.

Consolidated net income for the nine months ended September 30, 2018 was $130.5 million as compared with $114.8 million for the same period in 2017.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Reconciliation of Primary Changes from 2017 to 2018

	Three Months Ended September 30,			Nine Months Ended September 30,

($millions, except EPS)	Pre-tax Income	Net (1) Income	Diluted EPS	Pre-tax Income	Net (1) Income	Diluted EPS
2017 reported	$39.2	$36.4	$0.75	$124.8	$114.8	$2.37

Gross Margin
Electric retail volumes	(3.2)	(2.4)	(0.05)	0.3	0.2	0.01
PCCAM adjustment	(1.8)	(1.3)	(0.03)	(1.8)	(1.3)	(0.03)
Montana natural gas rates	(0.2)	(0.1)	—	2.0	1.5	0.03
Electric transmission	1.2	0.9	0.02	4.1	3.1	0.06
Natural gas retail volumes	0.4	0.3	0.01	2.3	1.7	0.03
Electric QF adjustment	—	—	—	25.1	18.7	0.37
Other	(0.3)	(0.2)	—	0.4	0.3	0.01
Sub: Items impacting net income	(3.9)	(2.8)	(0.05)	32.4	24.2	0.48

Tax Cuts and Jobs Act deferral	(2.9)	(2.2)	(0.04)	(16.4)	(12.3)	(0.25)
Production tax credits flowed-through trackers	(1.4)	(1.0)	(0.02)	(0.2)	(0.1)	—
Property taxes recovered in trackers	3.0	2.2	0.04	7.1	5.3	0.11
Operating expense recovered in trackers	0.5	0.4	0.01	0.5	0.4	0.01
Production gathering fees	—	—	—	(0.5)	(0.4)	(0.01)
Sub: Items not impacting net income	(0.8)	(0.6)	(0.01)	(9.5)	(7.1)	(0.14)

Total Gross Margin	(4.7)	(3.4)	(0.06)	22.9	17.1	0.34
OG&A Expense
Line clearance	(1.2)	(0.9)	(0.02)	(1.2)	(0.9)	(0.02)
Maintenance costs	(0.2)	(0.1)	—	3.3	2.5	0.05
DSIP expense	1.0	0.7	0.01	2.6	1.9	0.04
Employee Benefits	1.0	0.7	0.01	(1.9)	(1.4)	(0.02)
Labor	0.5	0.4	0.01	2.8	2.1	0.04
Other	(2.3)	(1.7)	(0.03)	(1.1)	(0.8)	(0.02)
Sub: Items impacting net income	(1.2)	(0.9)	(0.02)	4.5	3.4	0.07

Pension and other postretirement benefits	(2.6)	(1.9)	(0.04)	(7.9)	(5.9)	(0.12)
Directors deferred compensation	(1.8)	(1.3)	(0.03)	—	—	—
Operating expenses recovered in trackers	(0.5)	(0.4)	(0.01)	(0.5)	(0.4)	(0.01)
Natural gas production gathering expense	—	—	—	0.5	0.4	0.01
Sub: Items not impacting net income	(4.9)	(3.6)	(0.08)	(7.9)	(5.9)	(0.12)

Total OG&A Expense	(6.1)	(4.5)	(0.10)	(3.4)	(2.5)	(0.05)
Other items
Depreciation and depletion expense	(2.1)	(1.6)	(0.03)	(6.4)	(4.8)	(0.10)
Property and other taxes	(3.4)	(2.5)	(0.05)	(9.8)	(7.3)	(0.15)
Interest expense	1.1	0.8	0.02	1.8	1.3	0.03
Other income	3.8	2.8	0.06	5.2	3.9	0.08
Perm. & flow-through adj. to income tax	—	0.2	—		8.0	0.16
Impact of higher share count	—	—	(0.03)	—	—	(0.07)
Total Other items	(0.6)	(0.3)	(0.03)	(9.2)	1.1	(0.05)

Total impact of above items	(11.4)	(8.2)	(0.19)	10.3	15.7	0.24

2018 reported	$27.8	$28.2	$0.56	$135.1	$130.5	$2.61

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 25.3%.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Liquidity and Capital Resources
As of September 30, 2018, our total net liquidity was approximately $209.9 million, including $6.9 million of cash and $203.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at September 30, 2017 of $138.2 million.

Equity Distribution Agreement
In September 2017, we entered into an Equity Distribution Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, collectively the sales agents, pursuant to which we offered and sold shares of our common stock from time to time, having an aggregate gross sales price of up to $100 million. We concluded this program during the second quarter of 2018. Since inception of the program, we sold 1,724,703 shares of our common stock at an average price of $57.98 per share. Net proceeds received were approximately $98.6 million, which are net of sales commissions and other fees paid of approximately $1.4 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.55 per share, payable December 31, 2018 to common shareholders of record as of December 14, 2018.

2018 Earnings Guidance Reaffirmed
NorthWestern reaffirms its 2018 adjusted non-GAAP earnings guidance range of $3.35 - $3.50 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Equitable regulatory treatment in the process of passing Tax Cuts and Jobs Act benefits on to customers;

•	Recovery of Montana energy supply costs per our understanding of the pending PCCAM final order;

•	A consolidated income tax rate of approximately 0% to 5% of pre-tax income; and

•	Diluted shares outstanding of approximately 50.1 million.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2018 adjusted non-GAAP earnings guidance range of $3.35 - $3.50 and final 2017 adjusted non-GAAP earnings of $3.30 per diluted share are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

	(in millions, except EPS)			Actual
	Three Months Ended September 30, 2018
				Pre-tax Income	Net(1) Income	Diluted EPS
	2018 Reported GAAP			$27.8	$28.2	$0.56

	Non-GAAP Adjustments:
	Add for unfavorable weather			1.1	0.8	0.02

	2018 Adjusted Non-GAAP			$28.9	$29.0	$0.58

(in millions, except EPS)	Actual			Estimated to Meet Guidance
Nine Months Ended September 30, 2018				EPS Q4 2018			EPS Full Year 2018
	Pre-tax Income	Net(1) Income	Diluted EPS	Low	-	High	Low	-	High
2018 Reported GAAP	$135.1	$130.5	$2.61

Non-GAAP Adjustments:
Remove favorable weather	(2.3)	(1.7)	(0.03)

Remove gain on QF liability	(17.5)	(13.1)	(0.26)

2018 Adjusted Non-GAAP	$115.3	$115.7	$2.32	$1.03	-	$1.18	$3.35	-	$3.50

(in millions, except EPS)				Actual
Nine Months Ended September 30, 2017				Q4 2017			Full Year 2017
	Pre-tax Income	Net(2) Income	Diluted EPS	Pre-tax Income	Net(2) Income	Diluted EPS	Pre-tax Income	Net(2) Income	Diluted EPS
2017 Reported GAAP	$124.8	$114.8	$2.37	$51.3	$47.9	$0.97	$176.1	$162.7	$3.34

Non-GAAP Adjustments:
Remove favorable weather	(1.6)	(1.0)	(0.02)	(1.8)	(1.1)	(0.02)	(3.4)	(2.1)	(0.04)

2017 Adjusted Non-GAAP	$123.2	$113.8	$2.35	$49.5	$46.8	$0.95	$172.7	$160.6	$3.30

(1) Income tax calculation on reconciling adjustments assumes updated federal plus state statutory effective tax rate of 25.3%.
(2) Income tax calculation on reconciling adjustments assumes previous federal plus state statutory effective tax rate of 38.5%.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, October 24, 2018, at 3:30 p.m. Eastern time to review its financial results for the quarter ending September 30, 2018. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/27756. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on October 24, 2018, at (888) 203-1112 access code 3339321.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 718,300 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers, and as a result do not typically impact operating or net income. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Reports Third Quarter 2018 Financial Results
October 23, 2018

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2018 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

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adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

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changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

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unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Butch Larcombe (866) 622-8081
travis.meyer@northwestern.com                butch.larcombe@northwestern.com